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                            STOCK PURCHASE AGREEMENT

                                     Between

                                ABB SERVICE INC.


                                       and


                      HARDING LAWSON ASSOCIATES GROUP INC.






                          Dated as of APRIL 10th, 1998







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                                TABLE OF CONTENTS

                                    ARTICLE 1

                                   DEFINITIONS

    1.1.   Definitions        .....................................1


                                    ARTICLE 2

                           SALE AND PURCHASE OF SHARES

    2.1.   Sale and Purchase  ....................................4
    2.2.   Purchase Price and Payment  ...........................4


                                    ARTICLE 3

                             CLOSING AND TERMINATION

    3.1.   Closing     ..........................................5
    3.2.   Transactions on the Closing Date     ................ 5
    3.3.   Termination        ...................................5


                                    ARTICLE 4

                          PRELIMINARY AND FINAL CLOSING
                             STATEMENTS; ADJUSTMENTS

    4.1.   Preliminary Closing Statement........................6
    4.2.   Review of Statements.................................7
    4.3.   Disputes; Final Closing Statement....................7
    4.4.   Adjustment...........................................8


                                    ARTICLE 5

                         REPRESENTATIONS AND WARRANTIES
                                    OF SELLER

     5.1.   Organization of Seller and the Company;
                 Authority    .................................8
    5.2.   Ability to Carry Out the Agreement..................9
    5.3.   Capitalization of the Company; Ownership............9
    5.4.   Equity Interests   ................................10
    5.5.   Financial Statements        .......................10
    5.6.   Absence of Certain Changes or Events ..............10
    5.7.   Title to Properties; Absence of Liens   ...........10
    5.8.   Litigation ........................................11
    5.9.   Compliance with Law................................11
    5.10.  Contracts  ........................................11
    5.11.  Brokers and Intermediaries  .......................12
    5.12.  Tax Matters        ................................12
    5.13.  Employee Benefits  ................................12
    5.14.  Patents and Trademarks      .......................13
    5.15.  Environmental Matters       .......................13
    5.16.  Disclaimer of Other Representations and
                 Warranties; Best Knowledge; Disclosure.......14


                                    ARTICLE 6

                               REPRESENTATIONS AND
                               WARRANTIES OF BUYER

    6.1        Organization and Authority of Buyer........... 15
    6.2        Ability to Carry Out the Agreement ............15
    6.3        Financial Ability to Perform ..................16
    6.4        Brokers and Intermediaries ....................16
    6.5        Investment ....................................16


                                    ARTICLE 7

                        CERTAIN COVENANTS AND AGREEMENTS
                               OF SELLER AND BUYER

    7.1.       Access and Information  .......................16
    7.2.   Regulatory Filings ................................17
    7.3.   Conduct of Business; Intercompany
                 Accounts      ...............................17
    7.4.   Employee Matters   ................................17
    7.5.   Tax Matters        ................................20
    7.6.   Affiliate Obligations       .......................22
    7.7.   Insurance  ........................................24
    7.8.   Non-Solicitation   ................................25
    7.9.   Books and Records  ................................25
    7.10.  Announcement        ...............................25
    7.11.  Use of Names        ...............................26
    7.12.  Best Efforts       ................................26
    7.13.  Exclusive Dealing   ...............................27
    7.14.  [Reserved] ........................................27

                                    ARTICLE 8

                         CONDITIONS PRECEDENT OF SELLER

    8.1.   Representations and Warranties....................27
    8.2.   Agreements........................................27
    8.3.   Buyer Certificate  ...............................28
    8.4.   No Injunction ....................................28
    8.5.   Consents .........................................28
    8.6.   Miscellaneous Closing Deliveries  ................28
    8.7.   Opinion of Counsel for the Buyer .................28




                                    ARTICLE 9

                          CONDITIONS PRECEDENT OF BUYER

    9.1.   Representations and Warranties....................30
    9.2.   Agreements........................................30
    9.3.   Seller Certificate ...............................31
    9.4.   No Injunction ....................................31
    9.5.   Consents .........................................31
    9.6.   No Material Adverse Change........................31
    9.7.   Miscellaneous Closing Deliveries     .............31
    9.8.   Opinion of Counsel for the Seller ................31


                                   ARTICLE 10

                         SURVIVAL OF REPRESENTATIONS AND
                       WARRANTIES; CERTAIN ACKNOWLEDGMENTS

    10.1.  Survival .........................................32
    10.2.  Information  .....................................32


                                   ARTICLE 11

                                 INDEMNIFICATION

    11.1.  Indemnification of Buyer and Its
                 Affiliates    ..............................33
    11.2.  Indemnification of Seller and Its
                 Affiliates   ...............................35
    11.3.  Remedies .........................................36
    11.4.  Certain Limitations...............................36
    11.5.  Survival .........................................37


                                   ARTICLE 12

                                  MISCELLANEOUS

    12.1.   Further Assurances...............................38
    12.2.   Expenses.........................................38
    12.3.   Applicable Law...................................38
    12.4.   Notices .........................................38
    12.5.   Entire Agreement  ...............................39
    12.6.   Amendments.......................................39
    12.7.   Headings; References.............................39
    12.8.   Counterparts ....................................39
    12.9.   Parties in Interest; Assignment..................39
    12.10.  Severability; Enforcement........................40
    12.11.  Waiver...........................................40


                                    SCHEDULES


    Schedule 1.1.1                     Accounting Principles
    Schedule 1.1.2                     Adjusted Net Assets
    Schedule 5.3                       Capitalization
    Schedule 5.5                       Reference Balance Sheet
    Schedule 5.4                       Equity Interests
    Schedule 5.8                       Litigation
    Schedule 5.10                      Contracts
    Schedule 5.7                       Title to Properties
    Schedule 5.12                      Tax Matters
    Schedule 5.13                      Employee Benefits
    Schedule 5.15                      Environmental Matters
    Schedule 5.16                      Seller's Knowledge
    Schedule 7.6                       Surety Bond Schedule
    Schedule 7.7(e)                    Insurance Certificates
    Schedule 9.6                       Material Adverse Change



             STOCK PURCHASE AGREEMENT dated as of April 10th, 1998 (herein, together with the Schedules attached hereto, referred to as the "Agreement") by and between ABB Service Inc., a Delaware corporation ("Seller"), and Harding Lawson Associates Group Inc., a Delaware corporation ("Buyer").


                              W I T N E S S E T H :


     WHEREAS, Seller is the sole record and beneficial owner of all issued and outstanding shares of capital stock (the "Shares") of ABB Environmental Services Inc. ("the Company"), a Delaware corporation;

     WHEREAS, upon the terms and conditions hereinafter set forth, Seller desires to sell and Buyer desires to purchase, the Shares;

     NOW, THEREFORE, in reliance upon the mutual representations and warranties made herein and in consideration of the mutual agreements herein contained, Buyer and Seller hereby agree as follows:

                              ARTICLE 1 DEFINITIONS

     1.1 Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

     "ABB Corporate Home Office Expenses" means expenses of Seller and Seller's Affiliates allocated to the Company or Sellers' Affiliates for purposes of Government Contracts of the Company or of Sellers' Affiliates.

     "Accounting Principles" means the accounting principles, policies and procedures of Seller, which are in conformity with U.S. generally accepted accounting principles, as applied by Seller in connection with the preparation of its financial statements, with the adjustments set forth in Schedule 1.1.1.

     "Adjusted Net Assets" means the excess of the Assets of the Company over the Liabilities of the Company and shall be calculated as provided in Schedule 1.1.2, attached.

     "Affiliate" means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such other Person.

     "Assets of the Company" means all assets, properties and rights of the Company recorded on the Reference Balance Sheet, on the Preliminary Closing Statement or on the Final Closing Statement, as applicable.

     "Buyer Indemnitee" shall have the meaning set forth in Section 11.1.

     "Closing" shall have the meaning set forth in Section 3.1.

     "Closing Date" shall have the meaning set forth in Section 3.1.

     "Code" means the Internal Revenue Code of 1986, as amended or, if appropriate, any predecessor statute.

     "Company" shall have the meaning set forth in the first "Whereas" clause of this Agreement.

     "Confidentiality  Agreement"  shall have the  meaning  set forth in Section
7.1.

     "Control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

     "Costs" shall have the meaning set forth in Section 11.1.

     "Damages" shall have the meaning set forth in Section 11.1.

     "Disputes Auditor" means the New York, New York office of Price Waterhouse or such other accounting firm of similar stature as may be mutually agreed upon by Seller and Buyer.

     "E and O Policy" means those certain Consultants Environmental Liability Policies numbered NTF201574305 and NFT201574203, issued to the Company by Reliance National Indemnity Company and Planet Insurance Company, respectively.


     "Encumbrances" shall have the meaning set forth in Section 5.7.

     "Environmental Law" means any federal, state, or local statute, law or regulation, in effect on the date hereof relating to pollution or protection of the environment or human health or the handling, treatment, transportation or disposal of hazardous materials including without limitation the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Federal Water Pollution Control Act; the Clear Air Act; the Hazardous Materials Transportation Act; the Toxic Substances Control Act; the Safe Drinking Water Act; and the Occupational Safety and Health Act.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

     "Excluded Assets" means the assets listed in paragraph 3. in Schedule 5.7.

     "Final Closing Statement" shall have the meaning set forth in Section 4.3.

     "Final  Termination  Date"  shall  have the  meaning  set forth in  Section
3.3(b).

     "Guarantor" means Asea Brown Boveri Inc.

     "Government Contracts" means any contract, agreement, lease, license, sales order or purchase order with (i)the federal government of the United States or any agency or instrumentality thereof and any subcontract with any person or entity other than the federal government of the United States or any agency or instrumentality thereof, that is entered into under a Government Contract, at any tier, and (ii) a state or local agency which incorporates into any such agreement by express reference the Federal Acquisition Regulations or the Cost Accounting Standards.

     "Hazardous Materials" means any hazardous materials, hazardous wastes, hazardous constituents, hazardous or toxic substances, petroleum products (including crude oil or any fraction thereof), defined or regulated as such in or under any Environmental Law.

     "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     "Income Tax" or "Income Taxes" means any Taxes measured, in whole or in part, by net or gross income or profits.

     "Leased Space" shall have the meaning set forth in Section 5.7.

     "Liabilities of the Company" means all liabilities and obligations of the Company recorded on the Reference Balance Sheet, on the Preliminary Closing Statement or on the Final Closing Statement, as applicable.

     "Losses" shall have the meaning set forth in Section 11.1.

     "Material Adverse Effect" shall mean, with respect to any particular occurrence, a loss, expense or cost to, or diminution in value of, the Company in excess of $50,000.

     "Offering Memorandum" shall have the meaning set forth in
Section 5.16.

     "Overlap Period" shall have the meaning set forth in Section 7.5(b)

     "Person"  means  an   individual,   corporation,   partnership,   trust  or
unincorporated   organization  or  a  government  or  any  agency  or  political subdivision thereof.

     "Plans" shall have the meaning set forth in Section 5.13.

     "Post-Closing Period" means (i) any taxable period that begins on the Closing Date and (ii) with respect to an Overlap Period, the portion of such Overlap Period commencing on the Closing Date.


     "Pre-Closing Period" means any Tax period ending on or prior to the Closing Date and, with respect to any Overlap Period, the portion of such Overlap Period that ends on and includes the Closing Date.

     "Preliminary Closing Statement" shall have the meaning set forth in Section 4.1.

     "Property" shall have the meaning set forth in Section 5.15.

     "Purchase Price" shall have the meaning set forth in Section 2.2.

     "Reference Balance Sheet" shall have the meaning set forth in Section 5.5, adjusted in accordance with Schedule 1.1.1.

     "Returns" means all returns, reports, estimates, information returns and statements of any nature with respect to Taxes.

     "Seller Indemnitee" shall have the meaning set forth in Section 11.2.

     "Shares" shall have the meaning set forth in the recitals.

     "Tax" or "Taxes" means any federal, state, local or foreign income, gross receipts, profits, franchise, transfer, sales, use, payroll, occupation, property (real or personal), excise and similar taxes (including interest, penalties or additions to such taxes).

                      ARTICLE 2 SALE AND PURCHASE OF SHARES

     2.1 Sale and Purchase. Upon the terms and subject to the conditions contained herein, Seller will sell and transfer to Buyer, and Buyer will purchase and accept, at the Closing, the Shares. The sale and purchase hereunder shall not include the Excluded Assets.

     2.2 Purchase Price and Payment. In consideration of the sale and transfer pursuant to Section 2.1, Buyer hereby agrees to pay to Seller a purchase price in cash equal to Thirteen Million Five Hundred Thousand Dollars $13,500,000 (the "Purchase Price"), by wire transfer as provided in Section 3.2(b). The Purchase Price shall be adjusted as provided in this Agreement by an amount equal to any increase or decrease, as applicable, in Adjusted Net Assets of the Company as reflected on the Final Closing Statement from Adjusted Net Assets of the Company as reflected on the Reference Balance Sheet.

                        ARTICLE 3 CLOSING AND TERMINATION

     3.1 Closing. The closing of the transactions provided for herein (the "Closing") will take place at the offices of Asea Brown Boveri Inc., 501 Merritt 7, Norwalk, CT at 10:00 a.m. (local time) on April 30 , 1998, or subject to
Section 3.3(b) at such other date and time as Buyer and Seller shall agree but in no event later than May 20, 1998 (the date of the Closing being the "Closing Date").

     3.2 Transactions on the Closing Date. (a) At the Closing, Seller will deliver to Buyer the following:

     (i) a stock certificate or stock certificates, evidencing the Shares, in each case endorsed in blank or with an executed blank stock power attached;

     (ii) resignations of each of the directors and officers of the Company as Buyer may specify to Seller in writing not less than five (5) business days prior to Closing to be effective on the Closing Date; and

     (iii) each of the certificates and other documents contemplated by Article 9 hereof.

     (b) At the Closing, Buyer will deliver to Seller the following:

     (i) by wire transfer in immediately available funds to the account designated by Seller, the Purchase Price, plus an amount equal to the estimated increase, or minus an amount equal to the estimated decrease, as applicable, in Adjusted Net Assets of the Company to be reflected on the Final Closing Statement from Adjusted Net Assets of the Company as reflected on the Reference Balance Sheet, in either case as estimated by Seller in good faith (utilizing, among other things, the most recent unaudited balance sheet of the Company available at the time such estimate is made) and notified to Buyer (which notification shall include a copy of the most recent balance sheet on which Seller shall have made its estimate and the calculation showing the estimate)within two (2) business days before the Closing Date; and

     (ii) each of the certificates and other documents contemplated by Article 8 hereof.

     3.3 Termination. This Agreement may be terminated at any time:

     (a) by mutual consent of Buyer and Seller;

     (b) by either Buyer or Seller, if the transactions contemplated hereby are not consummated on or before May 20, 1998 (or such later date as may be agreed upon in writing by the parties hereto)(the "Final Termination Date");

     (c) by Buyer, if Seller shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Seller shall not have provided reasonable assurance that such breach will be cured promptly in all material respects on or before the Final Termination Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of a condition contained in Section 9.1 or 9.2 as of the date of such termination;

     (d) by Seller, if Seller shall determine, on a reasonable basis, that sufficient funds and credit arrangements are not, or may not be, available to Buyer to pay the Purchase Price and all other amounts payable by it hereunder at the Closing and to pay any and all amounts which may be payable pursuant to
Section 4.4(a) at the time therein provided; or

     (e) by Seller, if Buyer shall breach in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived and Buyer shall not have provided reasonable assurance that such breach will be cured promptly in all material respects on or before the Final Termination Date, but only if such breach, singly or together with all other such breaches, constitutes a failure of a condition contained in Section 8.1 or 8.2 as of the date of such termination.

         ARTICLE 4 PRELIMINARY AND FINAL CLOSING STATEMENTS; ADJUSTMENTS

     4.1 Preliminary Closing Statement. (a) As soon as reasonably possible after the Closing Date but in any event within ninety (90) days thereafter, Seller shall prepare and deliver to Buyer a balance sheet for the Company as of the Closing Date (the "Preliminary Closing Statement").

     (b) The Preliminary Closing Statement shall state the Adjusted Net Assets as at the Closing Date and shall be prepared in accordance with the Accounting Principles applied on a basis consistent with that applied in preparing the Reference Balance Sheet. In no event shall the Preliminary Closing Statement or the Final Closing Statement reflect any contributions to capital resulting from any allocation of tax liability to the Company under any tax sharing agreements among the Company and Seller or any Seller Affiliate.

     (c) Buyer will, and will cause the Company to, make available to Seller and its representatives, as reasonably requested by Seller, all books, records and other documents pertaining to the business of the Company deemed necessary or desirable by Seller in preparing the Preliminary Closing Statement and personnel responsible for preparing or maintaining such books, records and documents. Seller shall provide to Buyer at the Closing or as soon thereafter as is reasonably possible all appropriate books and records of the business being sold pursuant to this Agreement and the transaction contemplated hereby, to the extent such books and records are not already at the Company's offices.

     4.2. Review of Statements. Buyer and its independent certified public accountants may review the Preliminary Closing Statement and the books of account of Seller relating to the Company and may make inquiry of the representatives of Seller's accountants and Seller. The Preliminary Closing Statement shall be binding and conclusive upon, and deemed accepted by, Buyer unless Buyer shall have notified Seller in writing within sixty (60) days after receipt of the Preliminary Closing Statement of any objections thereto. Objections in the aggregate equal to or less than $25,000 shall be deemed to be de minimis and therefore waived. A notice under this Section 4.2 shall specify in reasonable detail the items in the Preliminary Closing Statement which are being disputed, and a summary of the reasons for such dispute.

     4.3 Disputes; Final Closing Statement. (a) At the request of either party, any dispute between the parties relating to the Preliminary Closing Statement which cannot be resolved by them within thirty (30) days after receipt of notice of any objections to such Preliminary Closing Statement pursuant to Section 4.2 shall be referred to the Disputes Auditor for decision, which shall be final and binding on both parties. The parties agree that they will require the Disputes Auditor to render its decision within thirty (30) days after referral of the dispute to the Disputes Auditor for decision pursuant hereto.

     (b) Before referring a matter to the Disputes Auditor, the parties shall agree on procedures to be followed by the Disputes Auditor (including procedures for presentation of evidence). If the parties are unable to agree upon procedures before the end of thirty (30) days after receipt of notice of any objections pursuant to Section 4.2, the Disputes Auditor shall establish procedures giving due regard to the intention of the parties to resolve disputes as quickly, efficiently and inexpensively as possible. The Disputes Auditor's procedures may be, but need not be, those proposed by either party. The parties shall, as promptly as practicable, submit evidence in accordance with the procedures agreed upon or established by the Disputes Auditor, and the Disputes Auditor shall decide the dispute in accordance therewith as promptly as practicable. The fee of the Disputes Auditor for, and relating to, the making of any such decision shall be borne by the parties equally.

     (c) The Preliminary Closing Statement shall become final and binding on both parties upon the earliest of (i) if no such notice has been given, the expiration of the period within which Buyer may notify Seller of any objections thereto pursuant to Section 4.2, (ii) agreement by Seller and Buyer that such Preliminary Closing Statement, together with any modifications thereto agreed by Seller and Buyer, shall be final and binding and (iii) the date on which the Disputes Auditor shall issue its decision with respect to any dispute relating to such Preliminary Closing Statement. The Preliminary Closing Statement, as adjusted pursuant to any agreement between the parties or pursuant to the decision of the Disputes Auditor, when final and binding on both parties, is herein referred to as the "Final Closing Statement".

     4.4 Adjustment. Within ten business days after the Preliminary Closing Statement having become final and binding on Seller and Buyer pursuant to
Section 4.3:

     (a) If the Purchase Price plus the amount of increase, or minus the amount of decrease, as applicable, in Adjusted Net Assets of the Company as reflected on the Final Closing Statement from Adjusted Net Assets of the Company as reflected on Schedule 1.1.2 exceeds the aggregate amount paid by Buyer to Seller pursuant to Section 3.2(b)(i), Buyer shall pay to Seller, by wire transfer in immediately available funds to the account designated by Seller, an amount equal to such excess, or

     (b) If the aggregate amount paid by Buyer to Seller pursuant to Section 3.2(b)(i) exceeds the Purchase Price plus the amount of increase, or minus the amount of decrease, as applicable, in Adjusted Net Assets of the Company as reflected on the Final Closing Statement from Adjusted Net Assets of the Company as reflected on Schedule 1.1.2 , Seller shall pay to Buyer, by wire transfer in immediately available funds to the account designated by Buyer, an amount equal to such excess.

               ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF SELLER

Except as otherwise set forth in the respective Schedules attached hereto, Seller represents and warrants to Buyer that:

     5.1 Organization of Seller and the Company; Authority. Each of Seller and the Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with, in the case of Seller, the corporate power and authority to enter into this Agreement and to perform its obligations hereunder and to own and operate its business as now operated. The Company is qualified to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to so qualify has not had, and would not have, a Material Adverse Effect. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Seller. This Agreement has been duly executed and delivered by Seller and constitutes the valid, binding and enforceable obligation of Seller, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     5.2 Ability to Carry Out the Agreement. Neither Seller nor the Company is subject to or bound by any provision of

     (i) any law, statute, rule, regulation or judicial or administrative decision,

     (ii) any articles or certificate of incorporation or by-laws,

     (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, license, instrument, agreement, permit, trust, custodianship or other restriction.

     (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person under any contract or agreement required to be disclosed in Schedule 5.10 which has not been obtained, required for the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby, other than violations, defaults or failures to obtain consents which, singly and in the aggregate, have not had and would not have a Material Adverse Effect.

     5.3 Capitalization of the Company; Ownership. (a) The authorized, issued and outstanding capital stock of the Company is set forth in Schedule 5.3, which stock comprises all the Shares. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and nonassessable. There are no outstanding options, warrants or other rights of any kind to acquire any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares, nor is the Company committed to issue any such option, warrant, right or security and there are no proxies, voting trusts, or other agreements with respect to the voting of any capital stock of the Company.

     (b) All the Shares are owned of record and beneficially by Seller. Seller has good and valid title to the Shares, free and clear of any and all liens, pledges, claims, security interests or options or rights of others. Seller has full legal right, power and authority to sell, transfer and convey the Shares to Buyer.

     5.4 Equity Interests. Except as set forth in Schedule 5.4, the Company does not have, directly or indirectly, any equity interest in any other corporation, joint venture, partnership or other entity, other than any equity interest evidenced by marketable securities, if any.

     5.5 Balance Sheet; Other Financial Statements.  Attached hereto as Schedule
5.5 are copies of the audited (i) Balance Sheet (the "Reference Balance Sheet"),
(ii) Statement of Operations, (iii) Statement of Changes in Stockholder's Equity and (iv) Statement of Cash Flow for the Company, as of December 31, 1997, and for the year then ended, together with the notes thereto (the Reference Balance Sheet, the Statements of Operations, the Statement of Changes in Stockholder's Equity and the Statement of Cash Flow are hereinafter called the "Financial Statements"). The Financial Statements fairly present in all material respects the financial condition, results of operations, changes in stockholders' equity and cash flow of the Company as at December 31, 1997, and for the year then ended, and were prepared in accordance with the Accounting Principles, consistently applied, except as set forth in the notes to such Financial Statements or in Schedules 1.1.1 and 5.5.

     5.5A Accounts Receivable. All accounts receivable of the Company, including unbilled receivables, set forth in the Final Closing Statement will have arisen from sales actually made or services actually rendered in the ordinary course of business of the Company. Reserves in respect of accounts receivable of the Company shown on the Final Closing Statement will be calculated in a manner consistent with the Reference Balance Sheet and the Accounting Principles.

     5.6 Absence of Certain Changes or Events. Since December 31, 1997, the business of the Company has been conducted in the ordinary and usual course and there has not been (in each case to the extent re- lating to such business),

     (i) any damage, destruction or other casualty loss (A) in respect of which insurance proceeds have not been, and are not expected to be, received by the Company (subject to deductible amounts), and (B) in respect of which Buyer or the Company is not entitled to make a claim as contemplated by Section 7.7, if such damage, destruction or other casualty loss has had, singly or together with any such other damage, destruction or casualty loss, a Material Adverse Effect,

     (ii) any material increase in (A) the rate of compensation payable or to become payable by the Company to any of its key employees or (B) any bonus, pension or other employee benefit plan, payment or arrangement made by the Company for or with any such key employees except, in each case, for increases in the ordinary course of business (which shall include but not be limited to normal periodic performance reviews and related compensation and benefit increases), or

     (iii) authorized any capital expenditure in excess of the Company's capital budget of $434,583.

     (iv) any amendment to the Company's Articles of Incorporation or Bylaws;

     (v) any employment or severance contract entered into between the Company and any employee or director of the Company;

     (vi) to Seller's knowledge, termination of, or receipt of notice of termination of, any contract having a value greater than $100,000, for the sale of goods or services by the Company;

     (vii) written cancellation or waiver by the Company of any claim having an immediate cash value to the Company greater than $100,000;

     (viii) any material  change in the  accounting  method used by the Company;
and

     (ix) in respect of items (i) to and including (viii), above, an agreement in writing by the Company to do any of the foregoing.

     5.7 Title to Properties; Absence of Liens. Except as indicated in Schedule 5.7, the Company has good and marketable title to, or subsisting leasehold interests in, all of its personal properties, leaseholds ("Leased Space") and assets used in the business of the Company or reflected on the Reference Balance Sheet (except for property and assets disposed of since December 31 1997,in the ordinary course of business) or acquired since December 31, 1997, in the ordinary course of business and required by the Accounting Principles to be recorded on the balance sheets of the Company, free and clear of any liens, security interests and other encumbrances ("Encumbrances"), except for Encumbrances for taxes, assessments or governmental charges, or landlords', mechanics', workmen's, materialmen's or similar liens, in each case that are not delinquent or which are being contested in good faith. Except as set forth in
Schedule 5.14, the Company does not own or have any interest in any assets or property located without the United States.

     5.8 Litigation. Except as disclosed on Schedule 5.8, there is no action, suit, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against the Company at law, in equity or otherwise, in, before, or by any court or governmental agency or arbitral or other authority.

     5.9 Compliance with Law. To the best of Seller's knowledge, the business of the Company, has since December 31, 1997, and is being conducted in compliance with all laws, ordinances and regulations of any governmental entity applicable to the Company including without limitation the U.S. Foreign Corrupt Practices Act of 1977, as amended, except for violations, if any, which singly and in the aggregate have not had, and will not have, a Material Adverse Effect. To the best of Seller's knowledge, all governmental approvals, permits and licenses required by the Company in connection with the conduct of its business have been obtained and are in full force and effect and are being complied with in all material respects, except for such which singly and in the aggregate have not had, and will not have, a Material Adverse Effect.

     5.10 Contracts. (a) Schedule 5.10 sets forth each written contract or agreement outstanding as of the date hereof to which the Company is a party and which,

     (i) involves future payment or receipt of in excess of $50,000 or future performance or receipt of services or delivery or receipt of goods and materials, in each case with an aggregate value in excess of $50,000;

     (ii) is a guarantee in respect of indebtedness of any Person (other than the Company) or is a mortgage, security agreement or other collateral arrangement securing indebtedness of any Person (other than the Company) and creating Encumbrances on properties and assets of the Company;

     (iii) is a lease providing for monthly rental payments in excess of $5,000(exclusive of charges for taxes, insurance, utilities, maintenance and repair);

     (iv) is an employment or consulting contract pursuant to which the Company may reasonably be expected to make payments in 1998 or is a collective bargaining agreement;

     (v) is a technology license agreement used in the business of the Company;

     (vi) is a joint venture, partnership and other contract involving sharing of profits, losses, costs or liabilities other than contracts in the usual course of business of the Company;

     (vii) is a power of attorney that is currently effective; and

     (viii) is a written warranty, guaranty or other undertaking with respect to contractual performance by the Company other than in the ordinary course of business of the Company.

     (b) To the best knowledge of Seller, (i) there is no default by the Company under any contract or agreement required to be described in and described in
Schedule 5.10, and (ii) all such contracts are in full force and effect and are enforceable substantially in accordance with their terms, except for defaults which have not had, and will not have, a Material Adverse Effect.

     (c) Except as set forth on Schedule 5.10, to Seller's best knowledge, there is no default by others under any contract described in, or required to be described in Schedule 5.10, except for breaches which have not had, and will not have, a Material Adverse Effect.

     5.11 Brokers and Intermediaries. Neither Seller nor the Company has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's, finder's or similar fee or commission in connection therewith or upon the consummation thereof, except that Seller has engaged Environmental Financial Consulting Group in connection herewith. Seller shall be responsible for fees,costs and expenses due to Environmental Financial Consulting Group, if any, pursuant to Seller's written agreement with Environmental Financial Consulting Group, Inc.

     5.12 Tax Matters. Except as disclosed on Schedule 5.12:

     (a) all Returns for all Pre-Closing Periods required to be filed in respect of the Company and its affiliates or their respective income, properties or operations have been or will be filed when due, and all information in such Returns is, or when filed, will be, true, complete and accurate in all material respects;

     (b) all Taxes shown on such Returns have been or will be paid when due in a timely fashion;

     (c) to the best knowledge of Seller, there is no action, suit, proceeding, investigation, audit or claim now pending regarding any Taxes relating to the income, properties or operations of the business of the Company for any Pre-Closing Period;

     (d) there are no agreements for the extension of the time for assessment of any Taxes relating to the income, properties or operations of the business of the Company for any Pre-Closing Period;

     (e) all Taxes relating to the income, properties or operations of the business of the Company which Seller or the Company is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable;

     (f) there are no Tax elections in effect which would affect the Company in a Post-Closing Period;

     (g) the Company does not hold any tax exempt use property within the meaning of Section 168(h) of the Code;

     (h) there are no agreements to which the Company is a party that would require it to make any excess parachute payments under Section 280G of the Code;

     (i) the Company is included in the consolidated federal and certain state Returns of its ultimateparent;

     (j) there is no contract, agreement or intercompany account system pursuant to which the Company has an obligation to contribute to the payment of any portion of a Tax (or pay any amount calculated with reference to any portion of a Tax) determined on a consolidated, combined or unitary basis with respect to a Seller affiliated group in respect of a Post-Closing Period;

     (k) the Company is not required to include any amount in income in a Post-Closing Period attributable to any adjustments required under Section 481 of the Code; and

     (l) the Company does not own any equity interests in any entity that is taxable as a partnership for federal or state income tax purposes.

     5.13 Employee Benefits. (a) Schedule 5.13 sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA) and all bonus, deferred compensation, incentive compensation, severance or termination pay, change in control compensation and death benefit plans, stock option plans, employee stock purchase plans, agreements or arrangements, maintained or contributed to by Seller or any Affiliate of Seller , or to which Seller or any affiliate of Seller has an obligation to contribute in the future, that are applicable to employees of the Company and all fringe benefit plans or programs maintained by Seller or any Affiliate of Seller and applicable to employees of the Company (the "Plans"). Schedule 5.13 also sets forth a list of all employee benefit plans (as defined in Section 3(3) of ERISA) that have been terminated or frozen within six years prior to the date hereof.

     (b) All Plans have been administered in material compliance with their terms and with the requirements of any applicable law, including but not limited to ERISA and the Code. Without limiting the generality of the foregoing:

     (i) neither Seller nor any Affiliate of Seller nor, to the knowledge of Seller, any trustee or administrator of any Plan that is either an "employee pension benefit plan" as such term is defined in Section 3(2) of ERISA (collectively, the "Retirement Plans"), or a voluntary employee beneficiary association, as described in Section 501(c)(9) of the Code, has engaged in a "prohibited transaction", as defined in Section 4975 of the Code, or a transaction prohibited by Section 406 of ERISA, that could give rise to any material tax or penalty under such Section 4975;

     (ii) As of the Closing, each Retirement Plan to which Section 412 of the Code is applicable satisfied the minimum funding standards provided for in such Section; and

     (iii) no reportable event within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived by the Pension Benefit Guaranty Corporation) has occurred and is continuing.

     (c) Neither Seller nor any Affiliate of Seller (including but not limited to the Company) has taken any action, nor has any event occurred, which has resulted or will likely result in any withdrawal liability with respect to any "multi-employer plan" as defined in Section 4001(a) of ERISA, which withdrawal liability will become a liability of Buyer or the Company following the Closing.

     (d) The sale of the Shares to Buyer will not result in the creation of an obligation on the part of the Company to pay severence pay to any Company Employees.

     5.14 Patents and Trademarks. Schedule 5.14 sets forth a complete list of patents, trademarks and copyrights of the Company, and applications therefor, which are owned by Company free and clear of Encumbrance. Seller has no knowledge of any claim or liability for trademark, trade name, patent or copyright infringements as to any products manufactured or sold or services rendered in the business of the Company, or of products of others, other than infringements which, in the aggregate, have not had, or might not have, a Material Adverse Effect, and Seller has not received any written notice of any claim of infringement thereof or other adverse right therein.

     5.15 Environmental Matters. Except as set forth in Schedule 5.15, to the best knowledge of Seller, each of the representations and warranties set forth in Subsections (a) through (d) of this Section is true and correct with respect to each parcel of real property leased by the Company (individually, a "Property" and collectively, the "Properties") and the operations of the Company except to the extent that the facts and circumstances giving rise to any such failure to be so true and correct could not reasonably be expected to have a Material Adverse Effect:

     (a) The Properties do not contain any Hazardous Materials, except in compliance in all material respects with all Environmental Laws.

     (b) The Company's operations are in compliance in all material respects with all Environmental Laws.

     (c) Neither the Seller, the Company nor any of their Affiliates has received any governmental complaint, notice of violation, alleged violation, or investigation or notice of potential liability or of potential responsibility regarding environmental protection matters or permit compliance with respect to the Company, nor does the Company have knowledge that any governmental authority is planning to deliver to the Company any such notice.

     (d) There are no governmental, administrative or other actions or judicial proceedings pending under any Environmental Laws to which the Company is named as a party, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, under any Environmental Law with respect to the Company.

     5.15A. Errors and Omission Insurance. With respect to the Errors and Omissions insurance policy covering the Company, neither Seller nor the Company has received (i)anywritten refusal of coverage or any notice that a defense will be afforded with reservation of rights, or (ii) any written notice of cancellation or termination or non-renewal, or of insurer's inability or unwillingness to perform under the terms and conditions thereof. The Company or its Affiliate has given notice of any claim that may be insured thereunder.

     5.16 Disclaimer of Other Representations and Warranties; Best Knowledge; Disclosure. (a) Seller does not make, and has not made, any representations or warranties relating to Seller, the re Company, or the business of the Company or otherwise in connection with the transactions contemplated hereby other than those expressly set out herein which are made by Seller. Without limiting the generality of the foregoing, Seller has not made, and shall not be deemed to have made, any representations or warranties in any communication or document relating to the business of the Company including without limitation in an offering memorandum, if any ("Offering Memorandum") whether prepared or transmitted by Seller, the Company or a representative of either Seller or Company and supplied to Buyer prior to the date hereof (collectively, the "Communications") or in any presentation of the business of the Company in connection with the transactions contemplated hereby, and no statement contained in any Communications or made in any such presentation shall be deemed a representation or warranty hereunder or otherwise. It is understood that any cost estimates, projections or other predictions, any data, any financial information or any memoranda or offering materials or presentations, including but not limited to the Communications, are not and shall not be deemed to be or to include representations or warranties of Seller. No Person has been authorized by Seller or the Company to make any representation or warranty relating to Seller, the Company, the business of the Company or otherwise in connection with the transactions contemplated hereby and, if made, such representation or warranty must not be relied upon as having been authorized by Seller or the Company.

     (b) Whenever a representation or warranty made by Seller herein refers to the knowledge of Seller, such knowledge shall be deemed to consist only of the actual knowledge of any of those persons listed on Schedule 5.16. Seller has not undertaken, nor shall Seller have any duty to undertake, any investigation concerning any matter as to which a representation or warranty is made as to Seller's knowledge.

     (c) Certain information set forth in the Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by Seller in this Agreement or that it is material, nor shall such information be deemed to establish a standard of materiality.


                ARTICLE 6 REPRESENTATIONS AND WARRANTIES OF BUYER

 Buyer  represents  and warrants to Seller that:

     6.1 Organization and Authority of Buyer. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, with the corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Buyer. This Agreement has been duly executed and delivered by Buyer and constitutes the valid, binding and enforceable obligation of Buyer, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect and to general equitable principles.

     6.2 Ability to Carry Out the Agreement. Buyer is not subject to or bound by any provision of Agreement

     (i) any law, statute, rule, regulation or judicial or administrative decision,

     (ii) any articles or certificate of incorporation or by-laws,

     (iii) any mortgage, deed of trust, lease, note, shareholders' agreement, bond, indenture, other material instrument or agreement, license, permit, trust, custodianship, other restriction, or

     (iv) any judgment, order, writ, injunction or decree of any court, governmental body, administrative agency or arbitrator, that would prevent or be violated by or under which there would be a default as a result of, nor is the consent of any Person under any material agreement which has not been obtained required for, the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby.

     6.3 Financial Ability to Perform. Sufficient funds and credit arrangements are available to Buyer as of the date hereof, and will be so available at the Closing to pay the Purchase Price as set forth in Section 2.2 and all other amounts payable by it hereunder at the Closing and as set forth in Section 4.4(b).

     6.4 Brokers and Intermediaries. Except with respect to Vrolyk & Company LLC("Vrolyk") neither Buyer nor any of its Affiliates has employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement which would be entitled to a broker's finder's or similar fee or commission in connection therewith or upon the consummation thereof, except that Buyer has engaged Vrolyk in connection herewith. Buyer shall be responsible for fees, costs and expenses due to Vrolyk, if any, pursuant to separate agreement with Vrolyk.

     6.5  Investment.  Buyer is  acquiring  the Shares for its own  account  for investment, without a view to, or for resale in connection with, the distribution thereof in violation of federal or state securities laws and with no present intention of distributing or reselling any part thereof. Buyer will not so distribute or resell any Shares in violation of any such law.

         ARTICLE 7 CERTAIN COVENANTS AND AGREEMENTS OF SELLER AND BUYER

     7.1 Access and  Information.  Subject to that certain  letter  agreement of confidentiality, dated October 23, 1997, between Buyer and Seller (the "Confidentiality Agreement"), Seller shall permit Buyer and its representatives after the date of this Agreement to have reasonable access during normal business hours, upon reasonable advance notice, to the books and records of the Company, and shall provide Buyer with reasonable access to the Company's employees, agents, consultant's and other related parties, provided that such access shall be conducted by Buyer and its representatives in such a manner as not to interfere unreasonably with the business or operations of the Company. Buyer shall notify Seller promptly upon its discovery of any information which constitutes a breach by Seller of any representation, warranty or agreement of Seller hereunder. Seller shall notify Buyer promptly upon its discovery of any information which constitutes a breach by Buyer of any representation, warranty or agreement of Buyer hereunder.

     7.2 Regulatory Filings. Each of the parties hereto will furnish to the other party hereto such necessary information and reasonable assistance as such other party may reasonably request in connection with any necessary filings or submissions to any governmental agency.

     7.3 Conduct of Business; Intercompany Accounts. (a) Prior to the Closing, and except as otherwise contemplated by this Agreement or consented to or approved by Buyer, Seller shall cause the Company to:

     (i) cause the business conducted by the Company to be operated in all material respects in the ordinary and usual course and not enter into any agreement disclosable under Schedule 5.10, without Buyer's consent which consent shall not be unreasonably withheld or delayed;

     (ii) use reasonable efforts to preserve intact the services of the current officers and employees of the Company and to maintain the good will of the Company with suppliers, customers, employees and agents of the Company;

     (iii) advise and consult with Buyer in respect of matters not in the ordinary course of business of the Company;

     (iv) provide to Buyer at its request copies of periodic (not more frequently than reasonably promptly following the end of each month) unaudited management generated financial and operating reports in form and substance consistant with the Company's usual and customary monthly reports prepared prior to the date hereof;and

     (v) cause the Company not to issue or sell any shares of capital stock of the Company, or issue or sell any options, warrants or other rights of any kind to acquire any such shares or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such shares, or enter into any agreement obligating it to do any of the foregoing.

     (b) Seller and Buyer agree that all intercompany accounts (except trade accounts in the ordinary and usual course)between Seller or any Affiliate of Seller (other than the Company) and the Company shall be settled, to the extent feasible, at or prior to the Closing, and, to the extent such settlement is not feasible at or prior to the Closing, shall be settled as soon as practicable after the Closing. Seller agrees to pay or cause the payment of any amount required to be paid by Seller or any Affiliate of Seller (other than the Company) or by the Company, as applicable, in order to effect such settlement after the Closing.

     7.4 Employee Matters. (a) Buyer shall ensure that all persons who were employed by the Company immediately preceding the Closing, including those on vacation, leave of absence or disability and those laid off (but only, in the case of laid off employees, to the extent a collective bargaining agreement providing for recall rights is applicable to such employees) will be employed by Buyer or any Affiliate of Buyer (including but not limited to the Company) on and after the Closing Date, except as otherwise provided in this Section 7.4. Buyer shall not, at any time prior to sixty (60) days after the Closing Date, effectuate a "plant closing" or "mass layoff" as those terms are defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended ("WARN"), affecting in whole or in part any facility, site of employment, operating unit or employee of the Company without complying fully with the requirements of WARN.

     Without limiting Buyer's obligations under Article 11, and except as to matters with respect to which Seller is obligated to indemnify Buyer under the next following paragraph, Buyer hereby agrees to indemnify Seller and its Affiliates and to defend and hold Seller and its Affiliates harmless from and against any and all claims, losses, damages, expenses, obligations and liabilities (including but not limited to reasonable costs of collection, attorney's fees (whether or not incurred by Seller or any Affiliate of Seller in connection with any action, suit, proceeding or claim against Buyer hereunder) and other costs of defense) arising out of or with respect to claims asserted by Active Employees with respect to events arising on or after the Closing Date, including but not limited to (i) termination by Buyer or any of its Affiliates of any Active Employee of the Company on or after the Closing Date, (ii) failure of Buyer or any of its Affiliates to continue the employment of any Active Employee on substantially the same terms as said employee presently enjoys,
(iii) any claim made by any Active Employee for severance pay arising upon, or at any time following, the Closing Date or (iv) any suit or claim of violation brought against Seller or any Affiliate of Seller under WARN based upon any actions taken by Buyer or any of its applicable Affiliates.

     Without limiting Seller's obligations under Article 11, Seller hereby agrees to defend, indemnify and hold harmless the Buyer and the Company from and against any and all claims, losses, damages, expenses, obligations and liabilities (including but not limited to reasonable costs of collection, attorney's fees and other costs of defense) to the extent arising out of or with respect to a claim based on events which occur prior to the Closing Date asserted by a Company Employee alleging (i) breach of an employment agreement between such a Company Employee and the Company, entered into prior to the Closing Date or (ii) the Company's failure prior to the Closing Date to pay such an Employee pursuant to such Employee's appropriate grade level for work performed prior to the Closing Date or (iii) breach of a duty owed by an employer to an employee or employee applicant under applicable federal and state statutes or regulations enacted for the purpose of protecting employees as a class, or (iv) a claim for wrongful termination, intentional infliction of emotional distress, defamation, invasion of privacy, negligent hiring, retention, supervision and constructive discharge.

     For purposes of this Section 7.4, the term "Active Employees" shall mean any employees actively employed by the Company as of the Closing Date. Notwithstanding the foregoing, an employee who is on long term disability under the Company's applicable long term disability policy on the Closing Date shall not be considered an Active Employee until such time as he is able to return to full-time employment. For purposes of this Section 7.4, the term "Company Employees" shall mean all current and former employees of the Company, including Active Employees and all retired and terminated vested employees of the Company.

     (b) Effective as of the Closing Date, salaried Active Employees shall cease accruing regular and transitional credits under the Asea Brown Boveri Cash Balance Pension Plan (the "Salaried Pension Plan"), and the Company will not be responsible for administering the Salaried Pension Plan. Seller shall continue to be solely responsible on and after the Closing Date for all benefits accrued for Company Employees under the Salaried Pension Plan as of the Closing Date, and Seller shall count service with Buyer on and after the Closing Date solely for purposes of vesting salaried Active Employees in such accrued benefits.

     (c) Effective as of the Closing Date, all Active Employees shall be fully vested in their accrued benefits under the Personal Retirement Investment and Savings Management Plan for Employees of Asea Brown Boveri Inc. (the "Savings Plan"), and Seller shall cease to make contributions under the Savings Plan on behalf of such Active Employees. Effective on the Closing Date neither Company nor Buyer shall have any obligation to contribute to the Savings Plan or to make any similar plan available and Company shall not have any responsibility for administering the Savings Plan.

     Seller shall retain and be solely responsible for any obligations of Seller and the Company to provide retiree life insurance, retiree medical and retiree dental benefits to Company Employees who retired prior to the Closing Date and who were covered under retiree health programs of the Company, Seller or its Affiliates as of the Closing Date.

     Buyer shall cause the Company to be responsible for any legally mandated continuation of health care coverage for the Active Employees and/or their dependents who have a loss of health care coverage due to a qualifying event that occurs on or after the Closing Date. Seller or a Seller Affiliate shall be responsible for any legally mandated continuation of health care coverage for Company Employees and/or their dependents who have a loss of health care coverage due to a qualifying event that occurs before the Closing Date. Effective on the Closing Date Buyer will cause Company to offer health care, disability and life insurance benefits to all Active Employees, effective as of the Closing Date, substantially similar to the health care, disability and life insurance benefits provided to Buyer's employees immediately prior to the Closing Date and otherwise consistant with policies and practices adopted by the Company from time to time, giving credit for deductibles and out-of-pocket expenses met in the calendar year, and shall waive pre-existing conditions exclusions.

     Seller shall retain responsibility for and continue to pay all medical, dental, life insurance, disability, supplemental unemployment, worker's compensation and other welfare plan expenses and benefits for each Active Employee and each employee on long term disability under the Company's applicable policy on the Closing Date, with respect to claims incurred by such employee or his or her covered dependents prior to the Closing Date. Expenses and benefits with respect to claims incurred by any Active Employee or his or her covered dependents on or after the Closing Date shall be the responsibility of Company and Buyer. For purposes of this paragraph, a medical, dental or similar claim is deemed incurred when the services that are the subject of the claim are performed and any other claim is deemed incurred when the event occurs which entitles the Active Employee or his or her dependents to benefits.

     (d) Buyer shall cause the Company to be responsible for vacation pay on and after the Closing Date with respect to all periods of service (whether prior to or after the Closing Date) of all Active Employees.

     (e) Seller shall be responsible for the payment of any stay-on or retention bonuses payable to employees of the Company pursuant to the terms of the letter agreements described in Schedule 5.13.

     (f)  Buyer  and  Seller   acknowledge  and  agree  that  the   transactions
contemplated by this Agreement shall not constitute a termination of employment of any Active Employee.

     (g) No provision of this Section 7.4 shall create any third-party beneficiary rights in any person or organization, including without limitation employees or former employees (including any beneficiary or dependent thereof) of Seller or any of its Affiliates, unions or other representatives of such employees or former employees, or trustees, administrators, participants or beneficiaries of any employee benefit plan, and no provision of this Section 7.4 shall create such third-party beneficiary rights in any such person or organization in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement, including the currently existing Plans of Seller.

     (h) Seller, Seller's Affiliates, Buyer and Buyer's Affiliates shall cooperate as may reasonably be requested one by the other with respect to each of the filings, calculations and other actions necessary to effect the transactions contemplated by this Section 7.4 and in obtaining any governmental approvals as may be required hereunder.

     (i) To the extent this Section 7.4 obligates Buyer and/or its Affiliates (including the Company) to assume or retain specified types of liabilities and other obligations, and Buyer and/or such Affiliates do not so assume or retain such liabilities and other obligations, Buyer shall defend, indemnify and hold harmless Seller and Seller's Affiliates against and in respect of such liabilities and obligations as provided in Article 11.

     (j) To the extent this Section 7.4 obligates Seller and/or its Affiliates (excluding the Company) to assume or retain specified types of liabilities and other obligations including without limitation in respect of the Salaried Pension Plan and the Savings Plan, and Seller and or such Affiliates do not so assume or retain such liabilities and/or other obligations, Seller shall defend, indemnify and hold harmless Buyer and Buyer's Affiliates against and in respect of such liabilities and obligations as provided in Article 11.

     7.5 Tax Matters. (a) Seller shall cause the Company to be included in the consolidated federal income tax Returns that include Seller for all periods for which they are required to be so included, including but not limited to the period from and including January 1, 1998 to the Closing Date, and in any other required state, local and foreign consolidated, affiliated, combined, unitary or other similar group Income Tax Returns that include Seller or any Affiliate of Seller, for all Pre-Closing Periods for which the Company is required to be so included. Seller shall timely prepare and file, or cause to be prepared and filed, all Income Tax Returns of the Company for all taxable periods of the Company ending on or before the Closing Date and pay, or cause to be paid, when due all Income Taxes relating to such Returns. Seller shall be entitled to all refunds (including but not limited to interest with respect thereto) of Income Taxes received by or on behalf of the Company relating to any Pre-Closing Period, and Buyer shall pay, or cause the Company to pay, to Seller any such refund promptly after receipt thereof. At the request of Seller, Buyer shall file, or shall cause the Company to file, any claims for such refunds, and Seller shall reimburse Buyer or the Company for out of pocket expenses, if any.

     (b) Any Income Taxes with respect to the Company that relate to a tax period beginning before the Closing Date and ending after the Closing Date (an "Overlap Period") shall be apportioned between Seller and Buyer as determined from the books and records of the Company during the portion of such period ending on the Closing Date and the portion of such period beginning on the day following the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income or expenses. Buyer shall cause the Company to file any Income Tax Returns for any Overlap Period and pay, or cause to be paid, when due any Income Taxes shown as due on any such Returns. At least thirty (30) business days prior to the due date for filing of any Overlap Period Income Tax Return, Buyer shall provide Seller with a substantially final draft of such Return and a notice setting forth in reasonable detail the calculations regarding Seller's share of Income Taxes shown as due on such Return (calculated as described in this Section 7.5(b)), and Seller shall have the right to review such Return and such notice. Seller shall notify Buyer of any objections Seller may have to any items set forth in such Return and to Buyer's calculations regarding Seller's share of Income Taxes, and Seller and Buyer agree to consult and resolve in good faith any such objection and to mutually consent to the filing of such Returns. Seller shall pay Buyer its share of any Income Taxes (to the extent Seller is liable therefor in accordance with this Section 7.5(b) and to the extent not already paid by Seller or the Company or accrued or otherwise reflected as a liability on the Final Closing Statement) due pursuant to the filing of any such Returns under the provisions of this Section 7.5(b). Buyer shall pay to Seller, at the time of providing the notice described in this Section 7.5(b)(or such other time as is mutually agreed by the parties), the amount, if any, by which Seller's calculated share of Overlap Period Income Taxes is less than the amounts already paid by Seller or the Company on or before the Closing Date or accrued or otherwise reflected as a liability for such Overlap Period on the Final Closing Statement.

     (c) Notwithstanding anything in this Agreement to the contrary, Seller shall have the sole right (but not the obligation) to control, defend, settle, compromise or prosecute in any manner any audit, examination, investigation, hearing or other proceeding with respect to any Return of the Company and to represent the interests of the Company in any such Tax audit, examination, investigation, hearing or administrative or court proceeding relating to Returns with respect to Pre-Closing Periods; provided, however, that Seller shall not settle or compromise any claim the settlement or compromise of which would adversely affect the tax liability of the Company in the Post-Closing Period without Buyer's prior written consent, which consent shall not be unreasonably withheld or delayed. Buyer agrees that it will cooperate fully with Seller and its counsel in the defense against or compromise of any claim in any such proceeding. Except as expressly provided in this Section 7.5(c) to the contrary, Buyer shall have the sole right (but not the obligaiton ) to control, defend, settle, compromise or prosecute in any manner an audit, examination, investigation, hearing or other proceeding with respect to any Return of the Company for any Post-Closing Period; provided, however, that Buyer shall not settle or compromise any claim the settlement or compromise of which would adversely affect Seller's liability for Tax related to the Overlap Period without Seller's prior written consent, which consent shall not be unreasonably withheld or delayed.

     (d) Buyer shall promptly notify Seller in writing upon receipt by Buyer or any Affiliate of Buyer of notice of (i) any pending or threatened federal, state, local or foreign Tax audits or assessments of the Company, so long as any Pre-Closing Period remains open, and (ii) any pending or threatened federal, state, local or foreign Tax audits or assessments of Buyer or any Affiliate of Buyer which may affect the Tax liabilities of the Company, in each case for Pre-Closing Periods only. Seller shall promptly notify Buyer in writing upon receipt by Seller or any Affiliate of Seller of notice of any pending or threatened federal, state, local or foreign Tax audits or assessments relating to the income, properties or operations of the Company, in each case for Post-Closing Periods.

     (e) After the Closing Date, Buyer and Seller shall provide each other, and the Buyer shall cause the Company to provide Seller, with such cooperation and information relating to the Company as either party reasonably may request in filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or effectuating the terms of this Agreement. The parties shall retain, and Buyer shall cause the Company to retain, all Returns, schedules, work papers and other material documents relating thereto, until the expiration of any relevant statute of limitations (and, to the extent notified by any party, any extensions thereof) and, unless such Returns and other documents are offered and delivered to Seller or Buyer, as applicable, until the final determination of any Tax in respect of such years. Any information obtained under this Section 7.5 shall be kept confidential, except as may be otherwise necessary in connection with filing any Return (or amended Return) or refund claim, determining any Tax liability or a right to a refund, conducting or defending any audit or other proceeding in respect of Taxes or otherwise effectuating the terms of this Agreement. Notwithstanding the foregoing, neither Seller nor Buyer, nor any of their Affiliates, shall be required unreasonably to prepare any document, or determine any information not then in its possession, in response to a request under this Section 7.5(e).

     (f) All transfer, documentary, sales, use, registration, stamp, value added or other similar Taxes payable by reason of the transactions contemplated by this Agreement or attributable to the sale, transfer or delivery of the Shares hereunder shall be borne equally by Buyer and Seller, and Buyer shall file all necessary Returns and other documentation with respect to all such Taxes.

     7.6 Affiliate Obligations. (a) Effective as of the Closing, Buyer shall assume, and Buyer shall use its best efforts to obtain the unconditional release and discharge of Seller and its Affiliates (other than the Company) in respect of, all obligations of Seller or any Affiliate of Seller (other than the
Company) in any way relating to the Company or the business of the Company including but not limited to (i) any obligation of Seller or any Affiliate of
Seller (other than the Company) under the surety bonds and insurance certificates set forth in Schedule 7.7 and any other guarantee, indemnity or bond supporting any obligation of the Company in the ordinary course of business and (ii) any joint and/or several obligation of Seller or any Affiliate of Seller (other than the Company) and the Company under any such obligation, so that Seller and its Affiliates (other than the Company) are relieved of all liability with respect to such obligations. To the extent that Seller and its Affiliates are not so relieved of such liabilities, and except to the extent of Seller's indemnity obligations as provided in Section 11.1, hereof, Buyer shall defend, indemnify and hold harmless Seller and such Affiliates against and in respect of such liabilities as provided in Article 11.

     (b) Without limiting the generality of the foregoing, except to the extent of Seller's indemnity obligations as provided in Section 11.1(b), Buyer (effective as of the consummation of the sale and purchase of the Shares on the Closing Date) hereby agrees to satisfy, perform, pay or discharge when due and hereby agrees to defend, indemnify and hold harmless Seller and its Affiliates (other than the Company) against and in respect of, as provided in Article 11 all liabilities and obligations resulting or arising from or otherwise relating to any claims in connection with death or personal injury, other injury to persons or property damage, loss or deprivation of rights (whether based on statute, negligence, breach of warranty, strict liability or any other theory) and claims of breach of product warranty caused by or resulting from, directly or indirectly, any defect or claimed defect in or with respect to any product sold or distributed, or services rendered, at any time in the business of the Company.

     (c) Notwithstanding anything in Article 11 to the contrary, if at any time after the Closing demand shall be made of Seller or any Affiliate of Seller for payment or performance of any obligation referred to in paragraph (a) or (b) above, Seller shall notify Buyer of such demand and Buyer shall pay or perform on behalf of Seller or such Affiliate in accordance with the requirements of such obligation as specified in such notice. Failing such payment or performance by Buyer, unless Buyer (i) is contesting such liability diligently by appropriate proceedings instituted in good faith, (ii) has agreed to Seller's satisfaction to indemnify Seller and its Affiliates on a current basis for any increased costs, including but not limited to defense costs and any increased liability, and (iii) is so indemnifying Seller and its Affiliates on a current basis, Seller or the relevant Affiliate of Seller may make such payment or provide such performance and, in such event, Buyer shall promptly, upon Seller's written demand, reimburse Seller or such Affiliate for the full amount of such payment or pay Seller's or such Affiliate's cost of such performance, as applicable, plus interest from the date of such payment or performance by Seller or such Affiliate to the date of reimbursement by Buyer at the publicly announced base interest rate of Citibank N.A. in effect from time to time during such period and shall indemnify and hold harmless Seller and such Affiliate from all liabilities, costs and expenses, including reasonable attorneys' fees (including such fees incurred by Seller or such Affiliate in connection with any action, suit, proceeding or claim against Buyer hereunder), incurred by Seller or such Affiliate in connection with such payment or performance, as applicable.

     7.7 Insurance. (a) To the extent that (i) there are insurance policies maintained by Seller or its Affiliates (other than the Company) ("Seller's Insurance Policies") insuring against any loss, liability, damage or expense relating to the assets, business, operations, conduct, products and employees (including former employees) of the business of the Company (all such losses, liabilities, claims, damages or expenses, regardless of the availability of insurance coverage, are herein referred to collectively as the "Business Liabilities") and relating to or arising out of occurrences prior to the Closing, and (ii) Seller's Insurance Policies continue after the Closing to permit claims ("Claims") to be made with respect to such Business Liabilities relating to or arising out of occurrences prior to the Closing, Seller agrees, subject to the terms hereof, to cooperate and cause such Affiliates to cooperate reasonably with Buyer and the Company in submitting Claims on behalf of the Company under Seller's Insurance Policies with respect to such Business Liabilities relating to occurrences prior to the Closing.

     (b) Buyer agrees to reimburse, indemnify and hold Seller and its Affiliates (other than the Company) harmless from all liabilities, costs and expenses (including but not limited to present, retrospective or future premiums, self-insured retention amounts, deductibles, legal and administrative costs, costs of investigation and attorneys' fees (whether or not incurred by Seller or any Affiliate of Seller in connection with any action, suit, proceeding or claim against Buyer hereunder), and costs of compliance under the Seller's Insurance Policies) of any nature incurred by Seller or such Affiliates (i) as a result of Claims under Seller's Insurance Policies pursuant to paragraph (a) above or (ii) otherwise allocable under Seller's Insurance Policies to any Business Liabilities, except to the extent to which Buyer has a right to be indemnified by Seller hereunder in respect of Claims or Business Liabilities. Upon the incurrence or accrual of any such liability, cost or expense and upon receipt from Seller of a statement of the amount of such liabilities, costs and expenses, from time to time, Buyer agrees promptly to pay to Seller or its Affiliates, as applicable, the amount indicated in such statement.

     (c) Prior to the Closing Date, Buyer shall enter into agreements with, or obtain binding commitments from, financially sound and reputable insurers to provide insurance with limits and coverages reasonably comparable to limits and coverages carried by Buyer at the date hereof in respect of Buyer's business, and reasonably consistant with industry standards, covering any Business Liability incurred on or after the Closing Date. Buyer agrees that all such agreements and commitments shall waive subrogation in favor of Seller and its Affiliates.

     (d) Buyer acknowledges that Seller and its Affiliates (other than the Company) shall have no responsibility for obtaining any insurance or bearing any Business Liability relating to the assets, business, operations, conduct, products and employees (including former employees) of the Company, whether relating to or arising out of occurrences prior to, at or subsequent to the Closing. Nothing herein shall create any obligation on the part of Seller to provide any insurance coverage for any loss, liability, lien, damage or expense of Buyer or the Company, including without limitation any obligation to maintain the E and O Policy or coverage in respect thereof. Notwithstanding any of the provisions of this Section 7.7, neither Buyer nor any of its Affiliates, successors or assigns (including but not limited to the Company following the Closing) shall have any right to make any claim directly against Seller or any Affiliate of Seller, except as otherwise expressly set forth in this Agreement, or against any insurance carrier under any Seller's Insurance Policy for any loss, liability, lien, damage or expense of Buyer or the Company.

     (e) Buyer shall (i) effective as of the Closing Date, replace all surety bonds and insurance certificates which were issued prior to the Closing Date on behalf of, or in the name of, the Company, including surety bonds and insurance certificates listed on Schedule 7.7, each such replacement bond to be issued by a surety and in a form acceptable to Seller, and (ii) on the Closing Date, obtain and deliver to Seller instruments releasing Seller from all obligations and liability under each surety bond listed on Schedule 7.7.

     7.8 Non-Solicitation. If this Agreement is terminated, Buyer will not for a period of two years thereafter, directly or knowingly, solicit, encourage, entice or induce any Person who is an employee of Seller or the Company at the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with Seller or the Company, nor, in the case of any key employee, may Buyer employ any such key employee during such two year period. Buyer agrees that money damages will not be an adequate remedy and that Seller and the Company shall be entitled to equitable relief, including but not limited to injunction, in the event of any breach by Buyer of this Section 7.8, in addition to any other remedies available to Seller or the Company at law.

     7.9 Books and Records. Buyer will, and will cause the Company to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date and to make the same available after the Closing Date for inspection and copying by Seller or any Affiliate of Seller at Seller's expense during the normal business hours of Buyer or the Company, as applicable, upon reasonable written request and upon reasonable notice. No such books, records or documents shall be destroyed by Buyer or the Company without first advising Seller in writing and giving Seller a reasonable opportunity to obtain possession thereof at Seller's expense. Without limiting the generality of the foregoing, Buyer will, and will cause the Company to, make available to Seller, the Affiliates of Seller and their respective representatives all information deemed necessary or desirable by Seller or such Affiliates in preparing their respective financial statements, in reviewing costs and expenses under government contracts (whether executory or otherwise as at the Closing
Date) and conducting any audits in connection with such statements and contracts.

     7.10 Announcement. Neither Seller nor Buyer will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other (which consent shall not be unreasonably withheld), except as may be required by applicable law. Furthermore, neither Seller nor Buyer will publicly disclose the purchase price, except as may be required by applicable law, regulation or legal process.

     7.11 Use of Names. Anything herein to the contrary notwithstanding, no interest in or right to use the name "Asea Brown Boveri", the initials "ABB", or the respective logos, names, trademarks, trade names or the like of Seller and the ABB Asea Brown Boveri Ltd. group of companies is being transferred hereunder.

     Buyer agrees that it will, as promptly as practicable but in any event within 120 days following the Closing Date, eliminate the name "Asea Brown Boveri" and the initials "ABB" from the name of the Company and remove or obliterate all such trade names, trademarks and logos from all signs, purchase orders, invoices, sales orders, packaging stock, labels, letterheads, shipping documents and other materials used by it or any of its Affiliates (including but not limited to the Company). Notwithstanding anything herein to the contrary, Buyer agrees that after the Closing Date it will neither use, nor permit any of its Affiliates (including but not limited to the Company) to use, (i) any purchase orders, invoices, sales orders, letterheads or shipping documents existing on the date hereof, which bear the name "Asea Brown Boveri" or the initials "ABB" or any logo of Seller or the ABB Asea Brown Boveri Ltd. group of companies or any name or logo confusingly similar thereto, without first obliterating or covering such name, mark or logo, except that for a period of ninety (90) days following the Closing Date the Company may be identified on purchase orders, invoices, sales orders, letterhead and shipping documents as "formerly known as ABB Environmental Services Inc." or (ii) any such materials not in existence on the Closing Date which bear such name, mark or logo. At Seller's request, Buyer will cooperate, and will cause each of its Affiliates (including but not limited to the Company) to cooperate, in taking all steps reasonably necessary in any jurisdiction to preserve for Seller and, where appropriate, assign to Seller, all right, title and interest in and to said names, the registration and usage thereof and the goodwill associated therewith. Buyer will not, and will cause each of its Affiliates (including but not limited to the Company) not to, misappropriate, misrepresent or otherwise infringe, abuse or diminish the value of said names.

     7.12 Best Efforts. Each of the parties hereto shall use its best efforts to fulfill or obtain the fulfillment of the conditions of the Closing, including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered.

     7.13 Exclusive Dealing. From the date of this Agreement until the Closing Date, or earlier termination hereof, the Seller shall not encourage, initiate or engage in negotiations with anyone other than the Buyer concerning the purchase of the Shares or sale of substantially all of the assets of the Company.

     7.14. Adjustment of Government Rates. Buyer shall have sole responsibility in respect of, and Buyer and/or Company shall prepare, submit and negotiate proposals for, all final indirect cost rates for all Government Contracts for periods prior to the Closing Date; provided that Seller shall be responsible for preparing and submitting proposals to the appropriate federal government agency concerning ABB Corporate Home Office Expenses and for negotiating with the government concerning the reasonableness, allocability and allowability of such Expenses in respect of Government Contracts and further provided that Buyer shall not take any position in respect of ABB Home Office Expenses that is inconsistent with the position taken by ABB in respect of such Expenses for any business which Seller or any Seller Affiliate conduct with the Federal Government or any agency or instrumentality thereof. Within thirty (30) days following receipt by Seller or any Seller Affiliate of any government audit report concerning ABB Corporate Home Office Expenses, Seller shall provide a copy of such report to Company. Within thirty days following execution of any agreement with the appropriate government agency concerning the amount of ABB Corporate Home Office Expenses that is reasonable, allocable and/or allowable in respect of Government Contracts, Seller shall provide a copy of such agreement to Company. Within thirty (30) days following execution of an agreement with the appropriate government agency having jurisdiction establishing a final indirect cost rate for ABB Corporate Home Office Expenses in respect of Company's Government Contracts, Buyer shall provide Seller with a copy of such agreement and shall provide Seller written notification in reasonable detail of any variances from previously allocated amounts.

     Buyer and Company shall retain and bear any increase or decrease in the costs recoverable under the Government Contracts by reason of the determination of final indirect cost rates, including without limitation rates for the Company's business and for ABB Corporate Home Office Expenses, by an agency having jurisdiction.

     Seller agrees to cooperate reasonably with Buyer, at Buyer's expense, in connection with the preparation and submission to, and negotiation of such costs with, appropriate government agencies and subject to the provisions of the Confidentiality Agreement, Seller agrees to provide reasonable access to records (including records of costs, cost accounting and cost allocation) to prepare documents, negotiate final indirect rate cost proposals, to respond to government agency audits and to assert and/or defend claims or disputes in connection therewith.


                     ARTICLE 8 CONDITIONS PRECEDENT OF SELLER

     The  obligation  of Seller to  consummate  the  transactions  described  in
Article 2 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

     8.1 Representations and Warranties. The representations and warranties of Buyer made hereunder shall be true in all material respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date.

     8.2 Agreements. Buyer shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

     8.3 Buyer Certificate. Seller shall have been furnished with a certificate of an authorized officer of Buyer, dated the Closing Date, certifying to the effect that the conditions contained in Sections 8.1 and 8.2 have been fulfilled and confirming the acknowledgment set forth in Section 10.2.

     8.4 No Injuction. No injunction, restraining order or decree of any nature of any court or governmental or regulatory authority shall exist against Buyer, Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

     8.5 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all material filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Seller, the Company or Buyer, necessary on the part of Seller, the Company or Buyer, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected.

     8.6 Additional Closing Deliveries. Seller shall have received each of the following:

     (a) all documents,  instruments and other closing  deliveries  specified in
Section 3.2(b);

     (b) such  evidence as Seller may  reasonably  request in order to establish
(i) the corporate power and authority of Buyer to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein.

     (c) a lease agreement, substantially in the form attached as Exhibit A, signed by the Company, for the Atlanta, Georgia, North Brunswick, New Jersey and Windsor, Connecticut, offices of the Company which the Company shares as at the date hereof with a Seller Affiliate. The term of the Atlanta and North Brunswick leases shall be month to month with at least two months notice of termination by each party and the Windsor lease shall be for a term of one (1) year.

     (d) an assignment by the Company of the Company's right title and interest in and to the Excluded Assets.

     8.7. Opinion of Counsel for the Buyer. The Seller shall have received an opinion of Kenneth Strong, Esq., counsel for the Buyer, dated the date of the Closing and addressed to the Seller, to the effect that:

     i. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     ii. The Buyer has full corporate power, authority and legal right to carry out the transactions contemplated by this Agreement and the agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto; all corporate actions and other proceedings required to be taken by or on the part of the Buyer to authorize it to execute and deliver this Agreement and to consummate the transactions as contemplated hereby have been duly and validly taken; and this Agreement and each of the other agreements, documents and instruments to be executed and delivered by Buyer pursuant hereto have been duly and validly authorized, executed and delivered by the Buyer and constitute the valid and binding obligation of the Buyer in accordance with their respective terms, subject to bankruptcy, equity, etc.

     iii. The execution and delivery by the Buyer of this Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer, the consummation by the Buyer of the transactions contemplated by each such agreement and compliance by the Buyer with the provisions thereof will not conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Buyer, or violate any court order, writ, injunction or decree applicable to the Buyer or any of its properties or assets, or outstanding shares.

     iv. There are no actions, suits or proceedings pending or, to the best of such counsel's knowledge, threatened, before any court against the Buyer which seek to prevent the consummation of the transactions contemplated by this Agreement.


                     ARTICLE 9 CONDITIONS PRECEDENT OF BUYER

     The obligation of Buyer to consummate the transactions described in Article 2 hereof is subject to the fulfillment of each of the following conditions prior to or at the Closing:

     9.1 Representations and Warranties. The representations and warranties of Seller made hereunder shall be true in all respects at and as of the Closing Date, with the same force and effect as though made at and as of the Closing Date, except for changes permitted or contemplated by this Agreement and except to the extent that any representation or warranty is made as of a specified date, in which case such representation or warranty shall be true in all material respects as of such date; provided that the failure of a representation or warranty to be true and correct at any time shall not constitute a failure of the condition contained in this Section 9.1 if such failure is not a material breach of such representation and warranty.

     9.2. Agreements. Seller shall have performed and complied in all respects with all of its respective undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing; provided that the non-compliance of an undertaking or agreement at any time shall not constitute a failure of the condition contained in this Section 9.2 if such non-compliance is not a material breach of such undertaking or agreement.

     9.3 Seller Certificate. Buyer shall have been furnished with a certificate of an authorized officer of Seller, dated the Closing Date, certifying to the effect that the conditions contained in Sections 9.1 and 9.2 have been fulfilled.

     9.4 No Injunction. No injunction, restraining order or decree of any court or governmental or regulatory authority shall exist against Buyer, Seller, the Company or any of their respective Affiliates, or any of the principals, officers or directors of any of them, that restrains, prevents or materially changes the transactions contemplated hereby.

     9.5 Consents. All material consents, approvals and authorizations of governmental and regulatory authorities, and all filings with and notifications of governmental authorities and regulatory agencies or other entities which regulate the business of Seller, the Company or Buyer, necessary on the part of Seller, the Company or Buyer, or their respective Affiliates, to the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, shall have been obtained or effected.

     9.6 No Material Adverse Change. Since December 31, 1997, except as set forth on Schedule 9.6, there shall have been no material adverse change in the financial condition or results of operations of the Company.

     9.7 Additional Closing Deliveries. Buyer shall have received each of the following:

     (a) all documents,  instruments and other closing  deliveries  specified in
Section  3.2(a);

     (b) such evidence as Buyer may reasonably request in order to establish (i) the corporate power and authority of Seller to consummate the transactions contemplated by this Agreement and (ii) compliance with the conditions of Closing set forth herein;

     (c) the Continuing Services Agreement, substantially in the form attached as Exhibit B, executed by Seller and the Seller related companies identified in said form, and a letter regarding the ISO 14001 Environmental Management System audit program substantially in the form attached as Exhibit C; and lease agreements as per Section 8.7 (c) signed by Seller or Seller Affiliate as appropriate; and the written consent of KPMG Peat Marwick LLP, substantially in the form attached as Exhibit D.

     9.8 Opinion of Counsel for the Seller. The Buyer shall have received an opinion of E. Barry Lyon, Esq., counsel for the Seller, dated the date of the Closing and addressed to the Buyer, to substantially the effect that:

     i. The Seller, the Guarantor and the Company are corporations duly organized, validly existing and in good standing under the laws of their respective states of incorporation and each have all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

     ii. The Seller has full corporate power, authority and legal right to execute and deliver, and to carry out the transactions contemplated by, this Agreement and the agreements, documents and instruments to be executed and delivered by the Seller pursuant hereto; all corporate actions required to be taken by or on the part of the Seller to authorize it to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby have been duly and validly taken; and this Agreement and the agreements, documents and instruments to be executed and delivered by the Seller pursuant hereto have been duly and validly executed and delivered by the Seller and constitute the valid and binding obligations of the Seller enforceable in accordance with their respective terms, subject to bankruptcy, equity, etc. The Guarantor has full corporate power, authority and legal right to execute and deliver the guarantee as set forth on the signature page of this Agreement; all corporate action required to be taken to authorize it to execute and deliver the guarantee have been duly and validly taken; and the guarantee has been duly and validly executed and delivered by the Guarantor and constitutes the valid and binding obligation of the Guarantor enforceable in accordance with its terms, subject to bankruptcy, equity, etc.

     iii. The execution and delivery by the Seller of this Agreement and the agreements, documents and instruments to be executed and delivered by the Seller pursuant hereto, the consummation by the Seller of the transactions contemplated thereby will not conflict with or result in a breach of any provision of the Articles of Incorporation or By-Laws of the Seller or the Company, or violate any court order, writ, injunction or decree applicable to the Seller, the Company or the Shares.

     iv. There are no actions, suits or proceedings pending or, to the best of such counsel's knowledge, threatened before any court against the Seller which seek to prevent the consummation of the transactions contemplated by this Agreement.

 ARTICLE 10 SURVIVAL OF REPRESENTATIONS AND WARRANTIES; CERTAIN ACKNOWLEDGMENTS

     10.1 Survival. The respective representations and warranties of Seller and of Buyer hereunder shall survive the Closing for a period of two (2) years.

     10.2 Information. Buyer hereby acknowledges each of the following:

     (a) Buyer has received all materials relating to the business of the Company which it has requested and has been afforded the opportunity to obtain any additional information necessary to investigate the accuracy of any such information or of any representation or warranty made by Seller hereunder or to otherwise evaluate the merits of the transactions contemplated hereby;

     (b) Seller and its representatives have answered to Buyer's satisfaction all inquiries that Buyer or its representatives have made concerning the business of the Company or otherwise relating to the transactions contemplated hereby; and

     (c) Buyer has not relied, in whole or in part, on any information contained in the documents, materials or other information provided to it by, or on behalf of, Seller, the Company or their representatives and Seller is making no representations or warranties with respect to any such documents, materials or other information.

                           ARTICLE 11 INDEMNIFICATION

     11.1 Indemnification of Buyer and Its Affiliates. Seller agrees to defend, indemnify and hold harmless Buyer and its successors and assigns (individually, a "Buyer Indemnitee", and collectively, the "Buyer Indemnities"), against and in respect of:

     (a) any and all losses, damages, deficiencies or liabilities ("Losses") caused by, resulting or arising from or otherwise relating to any failure by Seller to perform or otherwise fulfill or comply with (i) if this Agreement shall have been terminated, Section 7.12 or any other undertaking, agreement or obligation to be performed, fulfilled or complied with by Seller prior to the Closing, or (ii) if the Closing shall occur, any breach of representation or warranty of Seller contained herein or any undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Seller after the Closing;

     (aa) any and all liabilities and obligations, whether known or unknown, assumed by Seller pursuant to Section 7.4;

     (b) any and all Losses arising out of claims, demands, judgments, damages, actions, causes of action, losses, liabilities, costs and expenses of any kind whatsoever for loss of life, injury to person or property or other damage caused by any product sold and delivered, or services rendered, by the Company and which are attributable directly to the actions or omissions of the Company prior to the Closing Date;

     (c) all Losses arising out of any litigation pending against the Company on the Closing Date and the matters expressly listed in Schedule 5.8;

     (d) all (i) (A) Income Taxes or other Taxes payable by the Company for any Tax period ending on or prior to the Closing Date and (B) Seller's share of Income Taxes due with respect to an Overlap Period as determined in Section 7.5(b), but only to the extent that the Income Taxes referred to in (A) and (B) exceed the amounts reserved for, accrued or otherwise reflected as liabilities on the Final Closing Statement, (ii) liabilities of Seller or any Affiliate of Seller (including but not limited to the Company) for Income Taxes imposed under Treasury Regulation Section 1.1502-6 or any analogous, state, local or foreign tax provision as a result of the Company being a member of a consolidated, affiliated, combined, unitary or other similar group for any Pre-Closing Period and (iii) Income Taxes for a Pre-Closing Period resulting from the Company ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes Seller; and

     (e) any and all actions, suits, proceedings, claims, liabilities, demands, assessments, judgments, costs and expenses (all together "Costs"; Costs and Losses together shall hereinafter be referred to as "Damages"), including reasonable attorneys' fees (whether or not incurred by Buyer in connection with any action, suit, proceeding or claim against Seller hereunder), incident to any of the foregoing or such indemnification; provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Buyer Indemnitee in respect of which such Buyer Indemnitee proposes to demand indemnification, such Buyer Indemnitee shall notify Seller thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third Person having liability therefor, Seller shall have the right within ten days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of the Buyer Indemnitee any rights which may mitigate any of the foregoing; provided, however, that if Seller shall have exercised its right to assume such control, the Buyer Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Seller, and in the latter case, at the Buyer Indemnitee's sole expense) in any such matter, and in such event counsel selected by Seller shall be required to cooperate with such counsel of the Buyer Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Buyer Indemnitee and (ii) will, at its own expense, make available to Seller such books and records of the Company as Seller or counsel of its choice may reasonably request and those employees of Buyer or any Affiliate of Buyer (including but not limited to the Company) whose assistance, testimony or presence is necessary to assist Seller in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Buyer and its Affiliates (including but not limited to the Company).

     11.2 Indemnification of Sellers and Its Affiliates. Buyer agrees to defend, indemnify and hold harmless Seller and Seller's Affiliates, and their respective successors and assigns (individually, a "Seller Indemnitee", and collectively, the "Seller Indemnitees"), against and in respect of:

     (a) any and all Losses caused by, resulting or arising from or otherwise relating to any failure by Buyer to perform or otherwise fulfill or comply with
(i) if this Agreement shall have been terminated, Sections 7.1, 7.8 or 7.12 or any other undertaking, covenant, agreement or obligation to be performed, fulfilled or complied with by Buyer prior to the Closing or (ii) if the Closing shall occur, any breach of representation or warranty of Buyer contained herein or any covenant, undertaking or other agreement or obligation hereunder to be performed, fulfilled or otherwise complied with by Buyer after the Closing; and

     (b) any and all liabilities and obligations, whether or not known, of Seller and its Affiliates (i) assumed by Buyer or any Affiliate of Buyer pursuant to Sections 7.4, 7.6 or 7.7 or (ii) except to the extent of Seller's indemnity obligations hereunder, otherwise relating to the business of the Company; and

     (c) any and all Costs, including reasonable attorneys' fees (whether or not incurred by Seller or any Affiliate of Seller in connection with any action, suit, proceeding or claim against Buyer hereunder), incident to any of the foregoing or such indemnification; provided, however, that if any action, suit, proceeding, claim, liability, demand or assessment shall be asserted against any Seller Indemnitee in respect of which such Seller Indemnitee proposes to demand indemnification, such Seller Indemnitee shall notify Buyer thereof within a reasonable period of time after assertion thereof. Subject to rights of or duties to any insurer or other third Person having liability therefor, Buyer shall have the right after acknowledging to the applicable Seller Indemnitee its liability therefor within ten days after receipt of such notice to assume the control of the defense, compromise or settlement of any such action, suit, proceeding, claim, liability, demand or assessment, including, at its own expense, employment of counsel and at any time thereafter to exercise on behalf of the Seller Indemnitee any rights which may mitigate any of the foregoing; provided, however, that if Buyer shall have exercised its right to assume such control, the Seller Indemnitee (i) may, in its sole discretion, employ counsel to represent it (in addition to counsel employed by Buyer, and in the latter case, at the Seller Indemnitee's sole expense) in any such matter, and in such event counsel selected by Buyer shall be required to cooperate with such counsel of the Seller Indemnitee in such defense, compromise or settlement for the purpose of informing and sharing information with such Seller Indemnitee and
(ii) will, at its own expense, make available to Buyer those employees of Seller or any Affiliate of Seller whose assistance, testimony or presence is necessary to assist Buyer in evaluating and in defending any such action, suit, proceeding, claim, liability, demand or assessment; provided, however, that any such access shall be conducted in such a manner as not to interfere unreasonably with the operations of the business of Seller and its Affiliates.

     11.3 Remedies. Except as otherwise specifically provided in this Agreement, the sole and exclusive remedy of both Buyer and Seller hereunder shall be restricted to the indemnification rights set forth in this Article 11.

     11.4 Certain Limitations. The liability of Seller or Buyer, as applicable, for claims under this Agreement shall be limited by the following:

     (a) If the Closing shall not have  occurred,  recovery of Buyer pursuant to
Section 11.1 shall be limited to actual out-of-pocket expenses and shall in no event include any special, indirect, incidental or consequential damages whatsoever.

     (b) two (2) years after the Closing Date, except for obligations in respect of payment of taxes and compliance with ERISA requirements which shall continue for their respective statutory periods following the Closing Date, and except for Seller's obligation to indemnify Buyer under Section 11.1(c) with respect to the claims made by the USEPA regarding the Florida Petroleum Reprocessors, Davie, Florida Site (the "Florida Petroleum Reprocessor Site") Seller shall have no further obligations under this Article 11 or this Agreement or otherwise, except for Damages in each case with respect to which the Buyer Indemnitee has given Seller written notice prior to such date.

     (c) The amount of Damages otherwise recoverable under this Article 11 shall be reduced to the extent to which any Federal, state, local or foreign tax liabilities of the Seller Indemnitee or Buyer Indemnitee, as applicable, or any of their respective Affiliates is decreased by reason of any Damage in respect of which such Seller Indemnitee or Buyer Indemnitee, as applicable, shall be entitled to indemnity under this Agreement.

     (d) No Damages shall be asserted by a Seller Indemnitee or Buyer Indemnitee with respect to any matter which is covered by insurance, to the extent proceeds of such insurance are paid.

     (e) Except in respect of the matters set forth in Sections 11.1 (c) and (d) and 11.2 (b) hereof, (i) no claim or claims shall be asserted by a Seller Indemnitee or Buyer Indemnitee pursuant to the provisions of this Article 11 unless the amount of such Indemnitee's Damages equals at least $250,000 in the aggregate and then only to the extent such Damages exceed $250,000 in the aggregate; and

     (ii) Except with respect to the Florida Petroleum Reprocessor Site, the aggregate amount of Damages recoverable pursuant to the provisions of Article 11 by all Buyer Indemnitees shall be limited to $5,000,000 in the aggregate.

     (f) No Damages shall be asserted by any Buyer Indemnitee which arise out of facts, circumstances or conditions which are disclosed in this Agreement or any Schedule or Exhibit hereto or which any Buyer Indemnitee had actual knowledge of on or before the Closing Date. Seller shall have the burden of proof with respect to showing Buyer Indemnitee actual knowledge.

     (g) Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be entitled to indemnification under Section 11.1 for any Damages to the extent that Buyer receives at or after the Closing an adjustment to the Purchase Price for such Damages by reason of Article 4 hereof.

     11.5  Survival.  Notwithstanding  anything  herein  to the  contrary,  this
Article 11 shall survive termination of this Agreement without limitation.

                            ARTICLE 12 MISCELLANEOUS

     12.1 Further Assurances. From time to time after the Closing, Seller will execute and deliver, or cause to be executed and delivered, such documents to Buyer as Buyer shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement, and from time to time after the Closing, Buyer will execute and deliver, or cause to be executed and delivered, such documents to Seller as Seller shall reasonably request in order to consummate more effectively the transactions contemplated by this Agreement.

     12.2 Expenses. Each of the parties hereto shall pay the fees and expenses of its respective counsel, accountants and other exports and shall pay all other expenses incurred by it in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated hereby.

     12.3 Applicable Law. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without reference to choice of law principles, including all matters of construction, validity and performance.

     12.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if signed by the respective person giving such notice or other communication (in the case of any corporation the signature shall be by an authorized officer thereof) upon receipt of: hand delivery; certified or registered mail, return receipt requested; or telecopy transmission with confirmation of receipt:

     If to Seller, to:           Eric Lint
                                 Vice President
                                 Corporate Development
                                 Asea Brown Boveri Inc.
                                 501 Merritt 7
                                 Norwalk, CT 06851
                                 Telefax:  (203) 750-2447

     with a copy to:             E. Barry Lyon
                                 Assistant General Counsel
                                 Asea Brown Boveri Inc.
                                 501 Merritt 7
                                 Norwalk, CT 06851
                                 Telefax: (203) 750-2400

     If to Buyer, to:            Greg Thornton
                                 Chief Financial Officer
                                 Harding Lawson Associates Group Inc.
                                 7655 Redwood Blvd.
                                 Novato, CA 94945
                                 Telefax:  415-892-0685

     with a copy to:
                                 Daniel J. Winnike, Esq.
                                 Howard, Rice
                                 3 Embarcadero Cntr. 7th Floor
                                 San Francisco, CA 94111
                                 Telefax: 415-399-3041

Such names and addresses may be changed by such notice.

     12.5 Entire Agreement. This Agreement (including the Schedules attached hereto, all of which are a part hereof) and the Confidentiality Agreement contains the entire understanding of the parties hereto with respect to the subject matter contained herein, supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party hereto with respect to the transactions under this Agreement other than those set forth herein or made hereunder.

     12.6 Amendments. This Agreement may be amended only by a written instrument executed by the parties or their respective successors or assigns.

     12.7 Headings; References. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All references herein to "Articles", "Sections", or "Schedules" shall be deemed to be references to Articles or Sections hereof or Schedules hereto unless otherwise indicated.

     12.8  Counterparts.   This  Agreement  may  be  executed  in  one  or  more
counterparts and each counterpart shall be deemed to be an original.

     12.9 Parties in Interest; Assignment. This Agreement shall inure to the benefit of and be binding upon Seller and Buyer and their respective successors. Except as provided in or contemplated by Sections 7.6, 7.7, 7.8 and 7.11 and
Article 11 (each of which shall confer upon the Persons referred to therein for whose benefit it is intended the right to enforce such Section or Article, as applicable), nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement. No party to this Agreement may assign or delegate all or any portion of its rights, obligations or liabilities under this Agreement without the prior written consent of the other party to this Agreement; provided, however, that Seller shall have the right to assign or delegate any portion of its rights, obligations or liabilities hereunder to any Affiliate of Seller but without relieving Seller from its obligations hereunder.

     12.10 Severability; Enforcement. The invalidity of any portion hereof shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

     12.11 Waiver. Any of the conditions to Closing set forth in this Agreement may be waived at any time prior to or at the Closing hereunder by the party entitled to the benefit thereof. The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall in no way be construed to be a waiver of any such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of such party thereafter to enforce each and every such provision. No waiver of any breach of or non-compliance with this Agreement shall be held to be a waiver of any other or subsequent breach or non-compliance.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.


                                                     ABB SERVICE INC.

                                                     By: /s/ Eric Lint

                                                     Name: Eric Lint

                                                     Title:  Authorized
                                                       Representative


                                                     HARDING LAWSON ASSOCIATES
                                                       GROUP, INC.

                                                     By:/s/ Greg A. Thornton

                                                     Name: Greg A. Thornton

                                                     Title: V.P. - CFO


The undersigned hereby guarantees the performance when due of the obligations of its indirect wholly-owned subsidiary, ABB Service Inc., under and pursuant to the terms and conditions of the foregoing agreement.

ASEA BROWN BOVERI INC.


By:/s/ E. Barry Lyon

Name: E. Barry Lyon

Title: Assistant General Counsel